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EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (dollars in thousands, except ratios)

                                                             Fiscal Years
                                                               Actual                                         Pro Forma *
                                                                                          13 Weeks                   13 Weeks
                                                                                            Ended                      Ended
                                       1999       2000      2001      2002     2003      May 4, 2003      2003      May 4, 2003
                                       ----       ----      ----      ----     ----      -----------      ----      -----------
Income before
provision for
income taxes and
cumulative effect
of a change in an
accounting
principle                             $21,547   $15,616   $19,254   $11,877   $ 8,103      $ 4,619      $ 6,945       $ 4,598

Fixed charges:
Interest expenses **                      395     3,675     8,766     7,862     7,830        2,204        8,989         2,226

Capitalized
interest                                1,375     1,623     1,555       892       361           26          361            26

Estimate of
interest included in
rental expense ***                      2,741     3,702     4,636     6,461     8,034        1,906        8,034         1,906
                                      -------   -------   -------   -------   -------      -------      -------       -------


Total fixed
charges                               $ 4,511   $ 9,000   $14,957   $15,215   $16,225      $ 4,136      $17,384       $ 4,158

Income before
provision for
income taxes and
cumulative effect
of a change in an
accounting
principle, less
capitalized
interest                              $24,683   $22,993   $32,656   $26,200   $23,967      $ 8,729      $23,968       $ 8,730
                                      =======   =======   =======   =======   =======      =======      =======       =======

Ratio of earnings to fixed charges:

                                         5.47      2.55      2.18      1.72      1.48         2.11         1.38          2.10
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* Pro forma to reflect the use of a portion of the proceeds to pay down our senior indebtedness as if such pay down had occurred as of February 4, 2002 and
May 5, 2003, respectively.

** Interest expense includes interest in association with debt and amortization of debt issuance costs. The pro forma ratio of earnings to fixed charges gives effect to the issuance of the notes and the use of the net proceeds from the issuance to reduce our senior indebtedness.

*** Fixed charges include our estimate of interest included in rental payments made under operating leases.